Exhibit 10.17

[CSI Compressco Letterhead]

[Date]

By Hand Delivery
[Name]
[Address]
[Address]

Dear [Name]:
In recognition of your contributions to CSI Compressco GP Inc. (the “Company”) and CSI Compressco LP (the “Partnership” and, together with the Company and their respective Affiliates, collectively, the “Company Entities,” and individually, each a “Company Entity”), and in order to create a further incentive for you (“you” or the “Employee”) to remain employed by the Company, you are being offered the opportunity to receive a Retention Bonus and a Success Bonus (each as set forth below and, collectively, the “Bonuses”). This letter (this “Letter”) sets forth the amount of the Bonuses and the terms and conditions upon which you will be eligible to receive the Bonuses. Capitalized terms used but not defined in this letter have the meaning assigned to them in the CSI Compressco LP Second Amended and Restated 2011 Long Term Incentive Plan (as may be amended or restated from time to time, the “Plan”).
Bonuses

Award Type:	Each a Cash Award granted pursuant to Section 6(g) of the Plan.
Retention Bonus:	$[ ]
Retention Bonus Performance Goal:	You must remain continuously employed by a Company Entity from the Date of Grant through [ ].
Success Bonus:	Up to $[ ]
Success Bonus Performance Goal:	You must remain continuously employed by a Company Entity from the Date of Grant through [ ].
Each Bonus will be earned if the applicable performance goals and the conditions set forth in this paragraph are satisfied. If earned, each Bonus will be paid in a lump sum, less applicable taxes, deductions and withholdings, no later than 60 days following the date on which such Bonus becomes earned. In order to receive each Bonus (or any portion thereof), you will first be required to execute, within the time provided by the Company to do so (and not revoke within any time provided by the Company to do so), a release of all claims in a form acceptable to the Company (the “Release”), which Release shall release the Company, the Partnership and their respective Affiliates, and each of the foregoing entities’ respective predecessors, successors, Affiliates, shareholders, members, managers, partners, officers, directors, employees, representatives, agents and benefit plans (and fiduciaries of such plans) (collectively, the “Released Parties”) from any and all claims, including any and all causes of action arising out of your employment or affiliation with the Company and any other Released Party.
Restrictive Covenants
By signing below, you acknowledge and agree that the grant of the Bonuses further aligns your interests with the Company’s business interests, and as a condition to the Company’s willingness to enter into this Letter, you agree to abide by the terms set forth in Exhibit A, which Exhibit A is deemed to be part of this Letter as if fully set forth herein.
Miscellaneous
Neither you nor your beneficiaries will be permitted to anticipate, encumber or dispose of any right, title, interest or benefit with respect to any Bonus hereunder in any manner or any time until such Bonus has been paid to you. Nothing in this letter changes the “at will” nature of your employment (meaning either you or the applicable Company Entity may terminate your employment at any time and for any reason, or for no reason at all) or confers upon you the right to continue to be employed by any Company Entity for any particular period of time. The Bonuses will not be taken into account to increase any benefits or compensation provided, or to continue coverage, under any other plan, program, policy or arrangement of the Company or any of its Affiliates, except as otherwise expressly provided in such other plan, program, policy or arrangement.
This letter shall be construed and interpreted in accordance with the laws of the State of Delaware (without regard to the conflicts of laws principles thereof) and applicable federal law. All references to “$” in this Letter refer to United States dollars. Further, this letter may be executed in multiple counterparts and may be amended only by a written instrument executed by you and the Company.
Please review this letter carefully and, if you agree with all the terms and conditions as specified above, please sign and date the letter in the space below.

[Signature page follows.]

Sincerely,

CSI COMPRESSCO GP INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

[Name]

Date:

Exhibit A
Confidentiality, Non-Competition and Non-Solicitation Covenants
1.Confidentiality. In the course of Employee’s employment or continued employment with the Company and the performance of Employee’s duties on behalf of the Company, the Partnership and all direct and indirect subsidiaries of the Company and the Partnership (collectively, the “Partnership Group”), Employee will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Employee’s receipt and access to such Confidential Information, and as a condition of Employee’s employment, or continued employment, Employee shall comply with this Section 1.
(a)    Both during the term of Employee’s employment with the Company (the “Employment Period”) and thereafter, except as expressly permitted by this Letter or by directive of the Board, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Partnership Group. Employee acknowledges and agrees that Employee would inevitably use and disclose Confidential Information in violation of this Section 1 if Employee were to violate any of the covenants set forth in Section 2. Employee shall follow all Partnership Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 1(a) shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed by or affiliated with the Company or any other member of the Partnership Group.
(b)    Notwithstanding any provision of Section 1(a) to the contrary, Employee may make the following disclosures and uses of Confidential Information:
(i)    disclosures to other employees of a member of the Partnership Group who have a need to know the information in connection with the businesses of the Partnership Group;
(ii)    disclosures to customers and suppliers when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of Employee’s duties under this Letter and is in the best interests of the Partnership Group;
(iii)    disclosures and uses that are approved in writing by the Board; or
(iv)    disclosures to a person or entity that has (x) been retained by a member of the Partnership Group to provide services to one or more members of the Partnership Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.
(c)    Upon the expiration of the Employment Period, and at any other time upon request of the Company, Employee shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Partnership Group property (including any Partnership Group-issued computer, mobile device or other equipment) in Employee’s possession, custody or control and Employee shall not retain any such documents or other materials or property of the Partnership Group. Within 10 days of any such request, Employee shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.
(d)    All trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Employee, individually or in conjunction with others, during the period that Employee is employed by the Company or any other member of the Partnership Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Partnership Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Partnership Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Letter. For purposes of this Letter, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (ii) was available to Employee on a non-confidential basis before its disclosure by a member of the Partnership Group; or (iii) becomes available to Employee on a non-confidential basis from a source other than a member of the Partnership Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Partnership Group.
(e)    Notwithstanding the foregoing, nothing in this Letter shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Letter requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company or any other member of the Partnership Group that Employee has engaged in any such conduct.
2.    Non-Competition; Non-Solicitation.
(a)    The Company shall provide Employee access to Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the Partnership Group will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Partnership Group, and in consideration of the Company providing Employee with access to Confidential Information and as an express incentive for the Company to enter into this Letter and employ or continue to employ Employee, Employee has voluntarily agreed to the covenants set forth in this Section 2. Employee agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Employee undue hardship, and are material and substantial parts of this Letter intended and necessary to prevent unfair competition and to protect the Partnership Group’s Confidential Information, goodwill and legitimate business interests.
(b)    During the Prohibited Period, Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:
(i)    engage in or participate within the Market Area in competition with any member of the Partnership Group in any aspect of the Business, which prohibition shall prevent Employee from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Partnership Group in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Partnership Group in any capacity (with respect to this clause (B)) in which Employee’s duties or responsibilities are the same as or similar to the duties or responsibilities that Employee had on behalf of any member of the Partnership Group;
(ii)    appropriate any Business Opportunity of, or relating to, any member of the Partnership Group located in the Market Area; or
(iii)    solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Partnership Group to cease or lessen such customer’s or supplier’s business with any member of the Partnership Group.

(c)    During the Employment Period and continuing for a period of 12 months following the Date of Termination, Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature, solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Partnership Group to terminate his, her or its employment or engagement with any member of the Partnership Group.
(d)    Notwithstanding the foregoing, nothing contained in this Section 2 shall prohibit or otherwise restrict Employee from acquiring or owning, directly or indirectly, for passive investment purposes not intended to circumvent this agreement, securities of any entity engaged, directly or indirectly, in the Business if such entity is a public entity and Employee (i) is not a controlling Person of, or a member of a group that controls, such entity and (ii) owns, directly or indirectly, no more than 3% of any class of equity securities of such entity.
(e)    Further notwithstanding the foregoing, the foregoing, Sections 2(b)(i), 2(b)(ii) and 2(b)(iii) of this agreement shall not apply following the end of the Employment Period in that portion of the Market Area located within the State of Oklahoma. Instead, following the Employment Period, within that portion of the Market Area that is within the State of Oklahoma, the restrictions on Employee’s activities (in addition to all restrictions set forth in Section 1 and 2(c) above) shall be as follows: during that portion of the Prohibited Period that begins after the Employment Period ends, Employee shall not directly solicit the sale of goods, services or a combination of goods and services from established customers of the Company or any other member of the Partnership Group.
(f)    Because of the difficulty of measuring economic losses to the Partnership Group as a result of a breach or threatened breach of the covenants set forth in Section 1 and in this Section 2, and because of the immediate and irreparable damage that would be caused to the members of the Partnership Group for which they would have no other adequate remedy, the Company and each other member of the Partnership Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Partnership Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Partnership Group at law and equity.
(g)    The covenants in this Section 2, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Letter shall thereby be reformed.

(h)    The following terms shall have the following meanings:
(i)    “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Partnership Group for which Employee provides services or about which Employee obtains Confidential Information during the Employment Period, which business and operations include: (x) providing compression services and/or equipment for natural gas and/or oil production, gathering, transportation, processing, storage and/or vapor recovery and (y) designing, manufacturing, selling and/or leasing compressor packages.
(ii)    “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.
(iii)    “Cause” shall mean the following: (w) a breach in any material respect by Employee of a fiduciary duty to the Company, any Affiliate of the Company or any other member of the Partnership Group; (x) a conviction of Employee (or a plea of guilty or a plea of nolo contendere in lieu thereof) by a court of competent jurisdiction for any felony or, with respect to Employee’s employment, for a crime involving fraud, embezzlement, dishonesty or moral turpitude; (y) Employee’s material breach of this Letter, any other written agreement between Employee and the Company, any Affiliate of the Company or any other member of the Partnership Group, or any policy or code of conduct established by the Company, any Affiliate of the Company or any other member of the Partnership Group and applicable to Employee; or (z) the failure of Employee to substantially follow the reasonable and lawful written instructions or policies of the Board or of the Company, any Affiliate of the Company or any other member of the Partnership Group with respect to the services to be rendered and the manner of rendering such services by Employee; provided, however, that if Employee’s actions or omissions in this Section 2(h)(iii)(z) are of such a nature that the Company or such other entity determines that they are curable by Employee, such actions or omissions must remain uncured 30 days after the Company or such other entity first provided Employee written notice of the obligation to cure such actions or omissions.
(iv)    “Date of Termination” shall mean the date that Employee is no longer employed by any Company Entity.
(v)    “Good Reason” shall mean: (w) a material diminution in Employee’s annualized base salary; (x) a material diminution in Employee’s authority, duties and responsibilities with the Partnership Group; (y) a material breach by the Company of any of its obligations under this Letter; or (z) the relocation of the geographic location of Employee’s principal place of employment by more than 50 miles from the location of Employee’s principal place of employment as of the Effective Date. Notwithstanding the foregoing provisions of this 2(h)(v) or any other provision of this Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 2(h)(v)(w), (x), (y) or (z) giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Board of the existence of such condition(s) within 30 days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for 30 days following the Board’s receipt of such written notice; and (D) the date of Employee’s termination of employment must occur within 90 days after the initial occurrence of the condition(s) specified in such notice.
(vi)    “Market Area” shall mean any state in the United States, or any country in which the Partnership Group engages in any Business as of the Date of Termination or within the six-month period preceding the Date of Termination.
(vii)    “Prohibited Period” shall mean the period beginning on the date that Employee signs the Letter to which this Exhibit A is attached and continuing until the date that Employee’s employment terminates (such that, as a result of such termination, Employee is no longer employed by any Company Entity) due to either Employee’s resignation for Good Reason or the Company’s (or another Company Entity’s) termination of Employee’s employment without Cause.
3.    Return of Company Materials. Upon the termination of Employee’s employment by any member of the Partnership Group, and at any other time upon request of the Company, Employee shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Partnership Group property (including any Partnership Group-issued computer, mobile device or other equipment) in Employee’s possession, custody or control and Employee shall not retain any such documents or other materials or property of the Partnership Group. Within five days of any such request, Employee shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.
4.    Severability. The covenants in this Exhibit A are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Exhibit A shall thereby be reformed.
5.    Third-Party Beneficiaries; Assignment. Each member of the Partnership Group (and any successor or permitted assignee of any member of the Partnership Group) that is not a signatory hereto shall be a third-party beneficiary of Employee’s representations, covenants and obligations set forth in this Exhibit A and shall be entitled to enforce such representations, covenants and obligations as if a party hereto. The Company may assign this Letter (including this Exhibit A) without Employee’s consent, including to any member of the Partnership Group and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of any member of the Partnership Group.

6.    Survival. Participant’s obligations under this Exhibit A shall survive the date that Employee is no longer employed by any Company Entity, regardless of the reason that such relationship ends.